Exhibit 99.1

Bridgeline Crosses Over into Second Half of Fiscal Year 2022 with Strong Wins

WOBURN, Mass., April 05, 2022 – Bridgeline Digital, Inc. (NASDAQ: BLIN), a leader in cloud-based digital experience software, today provided the following update after the end of its fiscal second quarter, which concluded on March 31, 2022.

Bridgeline reported that it closed 33 license sales totaling over $650k in ARR in the second quarter of fiscal year 2022. Bridgeline’s cross-sale strategy remains strong, with 9 license sales to its existing customer base on top of 24 newly won customers.

“Bridgeline won more customers in this quarter than any quarter in history. These robust bookings will add strong high-margin recurring revenue to our subscription revenue in future quarters,” said Ari Kahn, Bridgeline’s President and Chief Executive Officer. “Bridgeline’s new product launches and strong partnerships have contributed to this quarter's sales and positioned the company for strong sales in future quarters.”

The software company saw significant growth within the B2B distribution, automotive, and sports industries with notable companies such as 1-800-Radiators, Sports Station, and Converse Asia.

Bridgeline’s DataBravo product continues to bring in new opportunities including a recent win with a sales tool that offers real-time data on over 700 million professionals across 35 million companies. Bridgeline has added over $100k in ARR this fiscal year to date for the DataBravo product alone.

Nine existing customers purchased Bridgeline’s latest products, including the National Notary Association, which selected Hawksearch to deliver more accurate results to their customers.

With platform partnerships, Bridgeline currently supports Optimizely customers Crescent Electric and Cleaner’s Supply. Since launching the only site search plugin on the Optimizely B2B marketplace earlier this year, the partnership has brought in several new customers such as Torrco and Gerrie Electric.

While the Hawksearch connector for BigCommerce B2B and B2C edition currently powers large BigCommerce customers such as Berlin Packaging, United Aqua Group, and Star City Games, Bridgeline secured deals with several companies in the distribution industry this quarter. Notable wins came from the manufacturing and automotive industries, namely Techo-Bloc and Waymaker.

In February, Bridgeline launched a new product suite named TruPresence to serve the franchise industry and multi-location businesses. TruPresence specializes in software for multi-location websites that work to build a brand’s presence with location pages, local eCommerce, advanced location finder, search, reporting, analytics, and more.

Bridgeline’s newest E360 Dashboard, which launched March 31st, is a prescriptive dashboard that was built to provide customers with an at-a-glance view of their site’s most important metrics, perform health checks, surface potential arising issues, and offer solutions.

About Bridgeline Digital

Bridgeline helps companies grow online revenue by increasing traffic, conversion rates, and average order value. To learn more, please visit www.bridgeline.com.

Contact:

Danielle Erwin

VP of Marketing

Bridgeline Digital

press@bridgeline.com